Exhibit 99.1

For investor inquiries, contact: Ben Daitch Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

Cano Announces Sale of Pantwist, LLC For $42.7 Million Cash

FORT WORTH, TEXAS, September 8, 2008—Cano Petroleum, Inc. (Amex:CFW) today announced that it has entered into an agreement to sell its 100% membership interest in Pantwist, LLC to Legacy Reserves LP (NASDAQ: LGCY) for $42.7 million cash, subject to closing adjustments.  The sale, effective July 1, 2008, is expected to close on October 1, 2008. Proceeds from the transaction will initially go towards paying down all outstanding debt.

Pantwist was created in April 2006 for the sole purpose of acquiring certain leases in Carson, Gray, Hutchinson, Moore, Wheeler, and Sherman counties of the Texas Panhandle.  Pantwist was producing 322 net BOEPD, with 2.4 MMBOE net proved reserves (78% proved developed producing).  Cano will record approximately a $20 million gain on the transaction.  The company will use its NOL balance to offset any cash taxes associated with the gain.

Jeff Johnson, Cano’s Chairman and Chief Executive Officer stated “The divestiture of Pantwist enables us to eliminate all of our debt while continuing to invest in our core waterflood assets at Panhandle and Cato.”

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.    ###